Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-147979, 333-140426, 333-130830, and 333-129131) Form S-8 (No. 333-118275 and 333-166882)  and  Post Effective Amendment No. 3 on Form S-3 to Form S-4 (No 333-150059) of American Campus Communities, Inc. and Subsidiaries, of our reports dated February 28, 2012, with respect to the consolidated financial statements of American Campus Communities, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of American Campus Communities, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Austin, Texas
February 28, 2012